Exhibit 99.1

TOLLGRADE COMMUNICATIONS, INC. 493 Nixon Road / Cheswick, PA 15024 www.tollgrade.com
CORPORATE COMMUNICATIONS

Contact:	Bob Butter
Office: 412-820-1347 / Cell: 412-736-6186
bbutter@tollgrade.com
TOLLGRADE REPORTS FIRST QUARTER 2007 RESULTS WITHIN GUIDANCE
PITTSBURGH, PA – April 25, 2007 — Tollgrade Communications, Inc. (NASDAQ: TLGD) today reported revenue of $13.0 million and earnings per share of $0.01 for the first quarter ended March 31, 2007. These results include a per share charge of $(0.03) for the restructuring initiatives announced on July 27, 2006 and stock-based compensation expense. Excluding this charge, non-GAAP earnings per share for the first quarter ended March 31, 2007 were $0.04. In comparison, revenue and earnings per share for the first quarter of 2006 were $17.6 million and $0.00 earnings per share on a GAAP and non-GAAP basis. Revenue and earnings per share for the first quarter of 2007 were within the range of estimates the Company provided on January 31, 2007, which indicated revenue could range from $12 million to $15 million and earnings per share on a GAAP basis could range from a loss of $(0.03) to income of $0.08.
“Our first quarter performance was positively influenced by lower operating costs achieved from our restructuring initiatives and by higher margins resulting from a better sales mix during the period,” said Mark B. Peterson, Tollgrade’s Chief Executive Officer. “Also, revenue and earnings were within guidance, despite certain international project implementation delays. We expect that these delays will be resolved and that this project will contribute to our performance as expected during the next few quarters,” added Peterson.
First Quarter 2007 Revenue Results
Overall sales of the Company’s MCU® products, which extend testability into the POTS network, were $3.6 million in the first quarter of 2007, compared to $3.3 million in the first quarter of 2006. The expansion by one RBOC in its DLC testability program in the first quarter of 2007 drove the increase.

Overall sales of cable hardware and software products were $3.3 million in the first quarter of 2007, compared to $6.2 million in the first quarter of 2006. The decrease is primarily attributable to a substantial shipment of our DOCSIS®-based transponders in the first quarter of 2006.
First quarter 2007 sales from Services, which include installation oversight, project management, and software maintenance services, were $2.8 million in the first quarter of 2007 compared to $3.2 million in the first quarter of the prior year, due to lower project management-related service revenues during the first quarter of 2007. Services revenue tends to fluctuate based on the timing and services content of new projects, as well as testability project-related activity by our RBOC customers.
Sales of Tollgrade’s DigiTest® system products were $1.3 million in the first quarter of 2007, compared to $3.7 million in the first quarter of 2006. This decrease in DigiTest system revenue is primarily due to lower sales to our RBOC customers driven by their reduced spending on LTS replacement and augmentation projects, as well as lower sales in Tier 2 and Tier 3 markets due to changes in network deployment architecture.
Sales of Tollgrade’s N(x)TestTM system product line, acquired from Emerson on February 24, 2006, were $1.3 million in the first quarter of 2007, compared to $0.7 million for the first quarter of 2006. Our first quarter 2007 results include revenue contribution from completion of our project in Eastern Europe.
Sales of LoopCare™ software products separate and unrelated to the Company’s DigiTest system products were $0.7 million in the first quarter of 2007 compared to $0.5 million in the first quarter of 2006. Sales of LoopCare software is project-driven and has long and unpredictable sales cycles. Additionally, our RBOC customers are allocating an increased level of current software product funding to their next generation network requirements as opposed to legacy applications. Consequently, we expect revenue for this product line to continue to fluctuate significantly on a quarter-by-quarter basis. LoopCare software license fees and service revenues, including the separate software products previously discussed, were $2.9 million in each of the first quarters of 2007 and 2006.

First Quarter 2007 Financial and Operating Data
Gross profit for the first quarter of 2007 was $7.0 million, a decrease of $0.9 million, or 11.7%, from the first quarter of 2006. This decrease was primarily attributable to lower sales of cable hardware and software products and DigiTest system products, partially offset by a $0.4 million decrease in amortization costs. As a percentage of sales, gross profit for the first quarter of 2007 was 53.8% versus 45.1% for the prior year quarter. The increase in gross profit as a percentage of sales is a direct result of 2007 sales containing significantly greater levels of higher margin telephony products, and a $0.4 million decrease in amortization costs. Also, 2006 gross profit margins reflected the initial dilutive effects of the Emerson test system business acquisition, which is not a factor in the comparable 2007 period.
The Company’s operating expenses were $7.6 million for the first quarter of 2007, including restructuring expense of $0.4 million associated with employee severance and relocation and lease abandonment costs and stock-based compensation expense of $0.4 million. Operating expenses for the first quarter of 2006 were $8.7 million, including $0.1 million for stock-based compensation expense. Selling and marketing expenses for the first quarter of 2007 were $2.2 million, a decrease of $0.5 million from the first quarter of 2006. The decrease reflects savings from the Company’s restructuring initiatives and lower commission expense. General and administrative expense decreased $0.2 million to $2.1 million in the first quarter of 2007 due to lower professional service fees, offset by increased stock-based compensation expense. Research and development costs decreased $0.7 million to $3.0 million in the first quarter of 2007 as a result of the Company’s restructuring initiatives.
The effective tax rate for the first quarter of 2007 was approximately 33.1% compared to 30.4% in the prior year quarter. The increase is associated with the gradual phase out of certain export tax benefits coupled with the proportional impact of certain other permanent items relative to pre-tax income.
The Company’s order backlog for firm customer purchase orders and signed software maintenance contracts was $10.2 million as of March 31, 2007, compared to $10.0 million as of December 31, 2006. We have now finalized contracts for both of the two large international projects we announced in December 2006, however, because they are as-ordered contracts, the backlog at March 31, 2007 does not include the potential effect of a significant portion of these projects. To the extent purchase orders under these contracts are received, the amounts will be reflected in backlog. The backlog at March 31, 2007 and December 31, 2006 included approximately $6.5 million and $5.7 million, respectively, for software maintenance contracts, which is earned and recognized as income on a straight-line basis during the remaining terms of the underlying agreements.
Management presently expects that approximately 53% of the current total backlog will be recognized as revenue in the second quarter of 2007.
Second Quarter 2007 Outlook
“Regarding our second quarter 2007 outlook, we anticipate the resolution of implementation and timing issues for one of our larger international projects,” said Peterson. “As a result, we expect revenues in the second quarter of 2007 to range from $15.0 million to $19.0 million with earnings per share of $0.07 to $0.19. The range reflects uncertainties as to how quickly we can gain acceptances on a site-by-site basis in our large international project, as well as uncertainty regarding capturing revenue from other sources. While there will be risks and uncertainties to be overcome throughout 2007, we continue to expect earnings for the full year to be at least $0.50 per share as discussed in our last earnings release,” Peterson added.
Conference Call and Webcast
A conference call to discuss earnings results for the first quarter of 2007 will be held on Thursday, April 26, 2007 at 9:00 AM, Eastern Time. The telephone number for U.S. participants is 1-800-860-2442 (international: 412-858-4600). Please reference Tollgrade’s First Quarter 2007 Earnings Results Call. The conference call will also be broadcast live over the Internet. To listen to this conference call via the Internet, simply log on to the following URL address: http://www.videonewswire.com/event.asp?id=39040.

About Tollgrade
Tollgrade Communications, Inc. is a full-system provider of leading hardware and software testing solutions for the global telecommunications and cable broadband industries. Tollgrade designs, engineers, markets and supports test systems, test access and status monitoring products. The Company, which is headquartered in the Pittsburgh suburb of Cheswick, Pa., recorded 2006 revenues of $65.4 million. The Company’s web address is www.tollgrade.com.

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per-share data)

	Three Months Ended
	March 31,	April 1,
	2007	2006
Revenues:
Products	$10,267	$14,361
Services	2,775	3,246

	13,042	17,607

Cost of sales:
Products	4,527	7,625
Services	929	1,059
Amortization	568	977

	6,024	9,661

Gross profit	7,018	7,946

Operating expenses:
Selling and marketing	2,185	2,686
General and administrative	2,108	2,320
Research and development	2,953	3,659
Restructuring Expenses	382	—

Total operating expenses	7,628	8,665

Loss from operations	(610)	(719)
Interest income	776	627

Income (loss) before income taxes	166	(92)
Provision (benefit) for income taxes	55	(28)

Net income (loss)	$111	$(64)

Diluted earnings per-share information:

Weighted average shares of common stock and equivalents:	13,442	13,214

Net income (loss) per common and common equivalent shares	$0.01	$0.00

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	March 31,	December
	2007	31, 2006
ASSETS

Current assets:
Cash and cash equivalents	$60,801	$57,378
Short-term investments	4,095	5,323
Accounts receivable:
Trade	11,659	15,149
Other	672	1,918
Inventories	11,528	8,556
Prepaid expenses and deposits	1,117	776
Deferred and refundable tax assets	3,067	2,939
Assets held for sale	1,164	1,190

Total current assets	94,103	93,229

Property and equipment, net	3,171	3,301
Intangibles	40,942	41,487
Goodwill	23,836	23,836
Other assets	506	499

Total assets	$162,558	$162,352

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,416	$1,580
Accrued warranty	2,144	2,135
Accrued expenses	1,493	2,590
Accrued salaries and wages	91	658
Accrued royalties payable	302	200
Deferred revenue	3,050	2,783

Total current liabilities	9,496	9,946

Deferred tax liabilities and other taxes	3,147	2,962

Total liabilities	12,643	12,908

Total shareholders’ equity	149,915	149,444

Total liabilities and shareholders’ equity	$162,558	$162,352

—More —

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Cash Flows
(In thousands)

	Three Months Ended
	March 31, 2007	April 1, 2006

Cash flows from operating activities:
Net income (loss)	$111	$(64)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	982	1,520
Stock-based compensation expense	354	115
Deferred income taxes	57	(190)
Excess tax benefits from stock-based compensation	(1)	(91)
Provisions for losses on inventory	214	(18)
Provision (benefit) for allowance for doubtful accounts	(23)	12
Restructuring	174	—
Changes in assets and liabilities:
Accounts receivable-trade	3,513	(4,388)
Accounts receivable-other	1,072	(45)
Inventory	(3,186)	(922)
Prepaid expenses and other assets	(348)	(11)
Refunded income taxes	—	651
Accounts payable	836	1,015
Accrued warranty	9	27
Accrued expenses and deferred income	(1,396)	(284)
Accrued royalties payable	102	37
Income taxes payable	—	(581)

Net cash provided by (used in) operating activities	2,470	(3,217)

Cash flows from investing activities:
Purchase of the Emerson test system business	—	(5,501)
Purchase of short-term investments	(1,956)	(2,136)
Redemption/maturity of short-term investments	3,184	2,570
Capital expenditures, including capitalized software	(281)	(437)

Net cash provided by (used in) investing activities	947	(5,504)

Cash flows from financing activities:
Proceeds from exercise of stock options	5	399
Excess tax benefit from stock-based compensation	1	91

Net cash provided by financing activities	6	490

Net increase (decrease) in cash and cash equivalents	3,423	(8,231)
Cash and cash equivalents at beginning of period	57,378	49,421

Cash and cash equivalents at end of period	$60,801	$41,190

Explanation of Non-GAAP Measures
During the first quarter of 2007, we continued the restructuring program that we announced on July 27, 2006, aimed at reducing the Company’s existing cost structure. We have provided non-GAAP financial measures (e.g., non-GAAP earnings per share) that exclude the non-recurring charges associated with the continuation of the restructuring initiatives, as well as the related income tax effects of such items. Our non-GAAP financial measures also exclude stock–based compensation expense. These expenses consist of expenses for employee stock options and restricted stock grants. These non-GAAP financial measures are provided to enhance the user’s overall understanding of our first quarter financial performance. We believe that by excluding these charges, as well as the related income tax effects, our non-GAAP measures provide supplemental information to both management and investors that is useful in assessing our core operating performance, in evaluating our ongoing business operations and in comparing our results of operations on a consistent basis from period to period. These non-GAAP financial measures are also used by management to plan and forecast future periods and to assist us in making operating and strategic decisions. The presentation of this additional information is not prepared in accordance with GAAP. The information may, therefore, not necessarily be comparable to that of other companies and should be considered as a supplement to, and not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

To supplement the presentation of our non-GAAP financial measures for the three month periods ended March 31, 2007 and April 1, 2006, we have prepared the following tables that reconcile the differences between the non-GAAP financial measures with the most comparable measures prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be used in isolation from or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our non-GAAP financial measures reflect adjustments based on the following items, as well as the related income tax effect:
•	Restructuring expense: For the three month period ended March 31, 2007, we have excluded the effect of the restructuring program from our GAAP operating expense, operating income, net income and diluted EPS. The restructuring program included charges primarily associated with employee severance, refinement of estimates related to relocation and lease termination costs. We believe it is useful for investors to understand the effect of these expenses on our operating performance.

•	Stock-based compensation expense. For the three month periods ended March 31, 2007 and April 1, 2006, we have excluded the effect of employee stock-based compensation expense on operating expenses, operating income, net income and diluted EPS. We exclude employee stock-based compensation expense from our non-GAAP measures primarily because they are non-cash expenses that we believe are not reflective of our core operating performance.

Reconciliation to GAAP- Quarter Ended March 31, 2007 (Unaudited)

		Operating
	Operating	(Loss)	Net	Diluted
(In thousands, except per share amount)	Expense	Income	Income	EPS

GAAP Reported Results	$7,628	$(610)	$111	$0.01
Restructuring	(382)	382	255	$0.02
Stock-based compensation	(354)	354	237	$0.01

Non-GAAP Results, Excluding special items	$6,892	$126	$603	$0.04

Reconciliation to GAAP- Quarter Ended April 1, 2006 (Unaudited)

			Net
	Operating	Operating	(Loss)	Diluted
(In thousands, except per share amount)	Expense	(Loss)	Income	EPS

GAAP Reported Results	$8,665	$(719)	$(64)	$0.00
Stock-based compensation	(115)	115	80	$0.00

Non-GAAP Results, Excluding special items	$8,550	$(604)	$16	$0.00

Forward Looking Statements
The foregoing release contains “forward looking statements” regarding future events or results within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements concerning the Company’s current expectations regarding revenue and earnings results for the second quarter of 2007 and the full year 2007, its ability to resolve timing and implementation issues in one of its large international projects, its participation in the fundamental network migration currently underway in the telecommunications industry, its ability to align its products more closely with its customers’ focus on new network and service platform development, and its confidence in winning broadband customers. The Company cautions readers that such “forward looking statements” are, in fact, predictions that are subject to risks and uncertainties and that actual events or results may differ materially from those anticipated events or results expressed or implied by such forward looking statements. The Company disclaims any current intention to update its “forward looking statements,” and the estimates and assumptions within them, at any time or for any reason.
In particular, the following factors, among others could cause actual results to differ materially from those described in the “forward looking statements:” (a) inability to complete sales, or possible delays in deployment, of products under international projects due to inability to complete or possible delays in completing the legal and commercial terms for such projects, including the failure to receive and delays in receiving purchase orders for such projects, project delays or cancellations, political instability, inability to obtain proper acceptances or other unforeseen obstacles or delays; (b) inability to complete or possible delays in completing certain research and development efforts required for international projects; (c) the unanticipated further decline of the capital budgets allocated to legacy network elements for certain of our major customers; (d) the inability to make changes in business strategy, development plans and product offerings to respond to the needs of the significantly changing telecommunications markets and network technologies; (e) the inability of the Company to realize the benefits of the reduction in its cost structure due to changes in its markets or other factors, and the risk that the reduction in costs will not restore profitability in the timeframe anticipated by the Company; (f) the risk that our cost-cutting initiatives may have impaired the Company’s ability to effectively develop and market products and remain competitive in the telecom business; (g) possible delays in, or the inability to, complete negotiation and execution of purchase and service agreements with new or existing customers; (h) lower than expected demand for our cable testing products; (i) pricing pressures affecting our cable-related products as a result of increased competition, consolidation within the cable industry and the adoption of standards-based protocols; (j) our dependence upon a limited number of third party subcontractors and component suppliers to manufacture or supply certain aspects of the products we sell; (k) the ability to manage the risks associated with and to grow our business; (l) the uncertain economic and political climate in certain parts of the world where we conduct business and the potential that such climate may deteriorate; (m) our ability to efficiently integrate acquired businesses and achieve expected synergies. Other factors that could cause actual events or results to differ materially from those contained in the “forward looking statements” are included in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including, but not limited to, the Company’s Form 10-K for the year ended December 31, 2006 and any subsequently filed reports. All documents are also available through the SEC’s Electronic Data Gathering Analysis and Retrieval system at www.sec.gov or from the Company’s website at www.tollgrade.com.

™	LoopCare is a trademark of Tollgrade Communications, Inc.

™	N(x)Test is a trademark of Tollgrade Communications, Inc.

®	DigiTest is a registered trademark of Tollgrade Communications, Inc.

®	MCU is a registered trademark of Tollgrade Communications, Inc.

®	DOCSIS is a registered trademark of Cable Television Laboratories, Inc.
All other trademarks are the property of their respective owners.

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